Exhibit 3.1

AMENDMENT NO. 8 TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS, L.P.

August 29, 2014

This Amendment No. 8 (this “Amendment No. 8”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009, as amended by Amendment No. 1 thereto dated as of March 26, 2012, Amendment No. 2 thereto dated as of October 5, 2012, Amendment No. 3 thereto dated as of April 15, 2013, Amendment No. 4 thereto dated as of April 30, 2013, Amendment No. 5 thereto dated as of October 31, 2013, Amendment No. 6 thereto dated as of February 19, 2014 and Amendment No. 7 thereto dated as of March 3, 2014 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of August 29, 2014 by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect;

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Unitholders in any material respect;

WHEREAS, pursuant to Section 6.1(a)(iv) of the Fourth Amended and Restated Limited Liability Company Agreement (as amended, the “LLC Agreement”) of Energy Transfer Partners, L.L.C., the general partner of the General Partner (“GP LLC”), Energy Transfer Equity, L.P. (“ETE”), as the sole member of GP LLC, has the exclusive authority to determine whether to amend, modify or waive any rights relating to the assets of the GP LLC or the General Partner (including the decision to amend or forego distributions in respect of the Incentive Distribution Rights) as contemplated by Section 1 of this Amendment No. 8 and Section 6.1(a)(iii)(9) of the LLC Agreement requires ETE to approve any amendment to the Partnership Agreement, and ETE has consented in writing to such amendment;

WHEREAS, the General Partner has entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Partnership, the General Partner, Drive Acquisition Corporation, a Delaware corporation (“Merger Sub”), and Susser Holdings Corporation, a Delaware corporation (the “Company”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger;

WHEREAS, as a condition and inducement to the Company entering into the Merger Agreement, the General Partner has agreed to execute and deliver this Amendment No. 8; and

WHEREAS, the General Partner has determined that the provisions relating to the reduction of quarterly distributions to holders of Incentive Distribution Rights (as defined in the Partnership Agreement) provided for in this Amendment No. 8 will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units;

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendments. Section 6.4 is hereby amended by adding a new subsection (f) to such Section:

“(f) Notwithstanding anything to the contrary in Section 6.4(a), and without limiting the provisions of Sections 6.4(b), 6.4(c), 6.4(d) and 6.4(e), and subject to Section 6.4(g), for a period of 40 consecutive Quarters commencing with the Quarter commencing on July 1, 2014, aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(a) shall be reduced by $8.75 million per Quarter; provided that, in the event that the Partnership effectuates a transaction pursuant to which the incentive distribution rights of Susser Petroluem Partners LP, a Delaware limited partnership (“Susser MLP”), and the general partner interest of Susser MLP are transferred to Energy Transfer Equity, L.P., a Delaware limited partnership and the sole member of the general partner of the General Partner (“ETE”), in exchange for common units of the Partnership owned by ETE, then this subsection (f) shall terminate without any action necessary on the part of the Partnership or ETE. In addition, notwithstanding anything to the contrary herein, the General Partner, may, if approved by Special Approval and the holders of the Incentive Distribution Rights, make any amendment to Section 6.4(f) the General Partner deems necessary or advisable in connection with a proposed transaction approved by Special Approval.”

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer

[Signature Page to Amendment No. 8 to ETP Partnership Agreement]